EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FIRST QUARTER FISCAL 2018 EARNINGS PER SHARE OF $0.31

Irving, TX - January 3, 2018 - Commercial Metals Company (NYSE: CMC) today announced financial results for its first quarter ended November 30, 2017. Net earnings for the first quarter of fiscal 2018 were $36.8 million ($0.31 per diluted share) on net sales of $1.2 billion. This compares to net earnings of $6.3 million ($0.05 per diluted share) on net sales of $1.0 billion for the first quarter of fiscal 2017. Earnings from continuing operations were $38.5 million for the first quarter of fiscal 2018, compared to $4.9 million for the same period of the prior fiscal year. For the three months ended November 30, 2017, earnings from continuing operations included a net after tax benefit of $1.8 million, or $0.02 per diluted share, related to the exit of the International Marketing and Distribution segment.

As a result of the August 31, 2017 sale of CMC Cometals, the results of this division have been reflected as discontinued operations for all reported periods.

The Company's liquidity position at November 30, 2017 remained strong, with cash and cash equivalents of $130.2 million and availability under the Company's credit and accounts receivables sales facilities of approximately $617.5 million. The Company regularly evaluates the use of its cash in efforts to maximize total shareholder return, including debt repayment, capital deployment, share repurchases and dividends.

Barbara Smith, President and CEO, commented, "We delivered strong financial results during our first fiscal quarter of 2018. In both the Americas Mills and International Mill segments, demand from the construction sector remained robust, which resulted in very good earnings. In fact, the Polish operations recorded the highest quarterly profits since 2008. The America's Recycling segment also had the highest quarterly results since 2012 supported by rising non-ferrous pricing and a continued strong demand for ferrous material."

On January 2, 2018, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on January 16, 2018. The dividend will be paid on January 31, 2018.

(CMC First Quarter Fiscal 2018 - Page 2)

Business Segments-Fiscal First Quarter 2018 Review
Our Americas Recycling segment recorded adjusted operating profit of $9.9 million for the first quarter of fiscal 2018 compared to an adjusted operating loss of $5.1 million for the first quarter of fiscal 2017. The improvement in adjusted operating profit compared to the same period in fiscal 2017 was primarily the result of strong volumes and non-ferrous prices which rose during the quarter. Shipment volumes in comparison to the same period of the prior fiscal year increased by 44% as a result of higher domestic steel manufacturing utilization rates and the impact of the acquisition of yards completed during fiscal 2017.

Our Americas Mills segment recorded adjusted operating profit of $40.8 million for the first quarter of fiscal 2018 compared to adjusted operating profit of $36.9 million for the corresponding period in fiscal 2017. We had a strong shipping quarter as non-residential construction activity remains high. While metal margins were relatively flat in comparison to the same period in the prior fiscal year, they increased for the second consecutive fiscal quarter and were $14 per ton higher than the fourth quarter of fiscal 2017.

Our Americas Fabrication segment recorded an adjusted operating loss of $4.8 million for the first quarter of fiscal 2018 compared to adjusted operating profit of $6.7 million for the first quarter of fiscal 2017. The average selling price for the Americas Fabrication segment was similar to the same period of fiscal year 2017; however, raw material rebar prices have increased resulting in the losses suffered during the recent quarters. We are experiencing strong bidding activity for fabrication work, but strong competitive pressures and the availability of low cost import material have not provided a market dynamic for the increased raw material costs to be passed on to customers in the form of increased selling prices.

Our International Mill segment in Poland recorded adjusted operating profit of $23.4 million for the first quarter of fiscal 2018 compared to adjusted operating profit of $10.0 million for the corresponding period in fiscal 2017. Shipments from this operation increased by approximately 27% in comparison to the same period of the prior fiscal year, supported by continued strength in construction activity in this market which has also resulted in improved margins.

Outlook
Smith continued, "During our second quarter we normally experience lower shipment levels due to winter weather conditions impairing construction activity as well as a reduced number of shipping days. However, we see strength in the underlying market fundamentals supporting each of our segments as we enter calendar 2018. End markets in both non-residential construction and original equipment manufacturers are forecasting growth and we are seeing that reflected in our shipment volumes."

"This is an exciting time for Commercial Metals Company. We are pleased to report that commissioning activities at our new micro mill in Durant, OK are progressing very smoothly, and we look forward to the mill contributing to our

(CMC First Quarter Fiscal 2018 - Page 3)

results during the second half of fiscal 2018. In addition, yesterday, we announced the signing of a definitive agreement to acquire certain U.S. rebar assets from Gerdau S.A. including four mini mills and 33 rebar fabrication facilities. We believe this is an ideal strategic fit with CMC given our existing expertise in concrete reinforcing products and services. We see significant opportunity for cost synergies and value creation for our customers and shareholders."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter of fiscal 2018 conference call today, Wednesday, January 3, 2018, at 11:00 a.m. ET. Barbara Smith, President and CEO, and Mary Lindsey, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information, including any non-GAAP disclosures, presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including four electric arc furnace ("EAF") mini mills, an EAF micro mill, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to key macro economic drivers that impact its business including demand, steel margins and effects of the ongoing trade actions in the U.S. and Poland. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "potential," "outlook," or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' abilities to access

(CMC First Quarter Fiscal 2018 - Page 4)

credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for mill operations; information technology interruptions and breaches in data security; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; increased costs related to health care reform legislation; and risks related to acquisitions and dispositions.

(CMC First Quarter Fiscal 2018 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS (UNAUDITED)

	Three Months Ended November 30,		Three Months Ended
(short tons in thousands)	2017	2016	8/31/2017	5/31/2017	2/28/2017
Americas Recycling
Ferrous tons shipped	589	405	583	590	421
Nonferrous tons shipped	66	49	70	61	53
Americas Recycling tons shipped	655	454	653	651	474

Americas Steel Mills
Rebar shipments	407	404	448	445	406
Merchant and other shipments	270	231	262	277	252
Americas Steel Mills tons shipped	677	635	710	722	658

Average selling price (total sales)	$550	$499	$537	$540	$524
Average cost ferrous scrap utilized	256	201	257	266	245
Americas Steel Mills metal margin	$294	$298	$280	$274	$279

International Mill
Tons shipped	400	316	396	354	313

Average selling price (total sales)	$517	$397	$476	$443	$402
Average cost ferrous scrap utilized	296	202	269	253	229
International Mill metal margin	$221	$195	$207	$190	$173

Americas Fabrication
Rebar shipments	237	248	260	275	226
Structural and post shipments	27	25	26	35	27
Americas Fabrication tons shipped	264	273	286	310	253

Americas Fabrication average selling price (excluding stock and buyout sales)	$778	$782	$773	$775	$756

(CMC First Quarter Fiscal 2018 - Page 6)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended November 30,		Three Months Ended
Net sales	2017	2016	8/31/2017	5/31/2017	2/28/2017
Americas Recycling	$319,334	$176,708	$317,298	$294,166	$223,328
Americas Mills	413,518	347,165	414,420	427,276	376,593
Americas Fabrication	332,779	338,400	353,726	379,976	303,826
International Mill	220,467	134,401	200,227	167,629	134,305
International Marketing and Distribution	163,298	166,837	185,337	223,134	206,056
Corporate	4,198	1,750	2,124	1,909	3,842
Eliminations	(215,075)	(171,170)	(212,151)	(233,391)	(194,046)
Total net sales	$1,238,519	$994,091	$1,260,981	$1,260,699	$1,053,904

Adjusted operating profit (loss) from continuing operations
Americas Recycling	$9,928	$(5,098)	$2,868	$9,286	$7,766
Americas Mills	40,764	36,949	29,803	50,734	51,319
Americas Fabrication	(4,782)	6,711	(4,928)	1,808	506
International Mill	23,393	9,973	14,621	12,953	9,430
International Marketing and Distribution	10,531	(3,758)	(26,640)	5,723	351
Corporate	(21,168)	(24,013)	(52,419)	(20,880)	(22,317)
Eliminations	(1,569)	(209)	(822)	771	(574)
Adjusted operating profit (loss) from continuing operations	$57,097	$20,555	$(37,517)	$60,395	$46,481

(CMC First Quarter Fiscal 2018 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended November 30,
(in thousands, except share and per share data)	2017	2016
Net sales	$1,238,519	$994,091
Costs and expenses:
Cost of goods sold	1,074,938	870,278
Selling, general and administrative expenses	106,742	103,485
Interest expense	6,525	13,292
	1,188,205	987,055

Earnings from continuing operations before income taxes	50,314	7,036
Income taxes	11,778	2,100
Earnings from continuing operations	38,536	4,936

Earnings (loss) from discontinued operations before income taxes (benefit)	(1,898)	1,873
Income taxes (benefit)	(172)	534
Earnings (loss) from discontinued operations	(1,726)	1,339

Net earnings	36,810	6,275

Basic earnings (loss) per share:
Earnings from continuing operations	$0.33	$0.04
Earnings (loss) from discontinued operations	(0.01)	0.01
Net earnings	$0.32	$0.05

Diluted earnings (loss) per share:
Earnings from continuing operations	$0.32	$0.04
Earnings (loss) from discontinued operations	(0.01)	0.01
Net earnings	$0.31	$0.05

Cash dividends per share	$0.12	$0.12
Average basic shares outstanding	116,243,545	115,097,467
Average diluted shares outstanding	117,857,911	116,604,789

(CMC First Quarter Fiscal 2018 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	November 30, 2017	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$130,209	$252,595
Accounts receivable, net	772,588	706,595
Inventories, net	564,757	614,459
Other current assets	132,943	140,251
Total current assets	1,600,497	1,713,900
Net property, plant and equipment	1,092,808	1,061,283
Goodwill	64,940	64,915
Other assets	140,331	135,033
Total assets	$2,898,576	$2,975,131
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$244,700	$282,127
Accrued expenses and other payables	234,177	307,129
Current maturities of long-term debt	21,246	19,182
Total current liabilities	500,123	608,438
Deferred income taxes	57,590	49,197
Other long-term liabilities	102,105	110,986
Long-term debt	803,785	805,580
Total liabilities	1,463,603	1,574,201
Stockholders' equity attributable to CMC	1,434,800	1,400,757
Stockholders' equity attributable to noncontrolling interests	173	173
Total equity	1,434,973	1,400,930
Total liabilities and stockholders' equity	$2,898,576	$2,975,131

(CMC First Quarter Fiscal 2018 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended November 30,
(in thousands)	2017	2016
Cash flows from (used by) operating activities:
Net earnings	$36,810	$6,275
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	32,193	30,290
Deferred income taxes	9,312	(12,418)
Stock-based compensation	4,780	8,245
Provision for losses on receivables, net	1,901	1,528
Asset impairment	1,480	462
Net (gain) loss on disposals of assets and other	(228)	41
Write-down of inventories	87	508
Amortization of interest rate swaps termination gain	—	(1,899)
Tax benefit from stock plans	—	(334)
Changes in operating assets and liabilities:	(120,537)	(33,652)
Net cash flows used by operating activities	(34,202)	(954)
Cash flows from (used by) investing activities:
Capital expenditures	(59,681)	(42,965)
Asset acquisition	(6,980)	—
Proceeds from the sale of subsidiaries	2,260	524
Proceeds from the sale of property, plant and equipment and other	560	179
Decrease in restricted cash, net	243	16,609
Net cash flows used by investing activities	(63,598)	(25,653)
Cash flows from (used by) financing activities:
Cash dividends	(13,993)	(13,862)
Stock issued under incentive and purchase plans, net of forfeitures	(9,520)	(7,661)
Repayments on long-term debt	(2,979)	(3,161)
Increase in documentary letters of credit, net	2,141	320
Tax benefit from stock plans	—	334
Net cash flows used by financing activities	(24,351)	(24,030)
Effect of exchange rate changes on cash	(235)	(1,740)
Decrease in cash and cash equivalents	(122,386)	(52,377)
Cash and cash equivalents at beginning of year	252,595	517,544
Cash and cash equivalents at end of period	$130,209	$465,167

(CMC First Quarter Fiscal 2018 - Page 10)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit (Loss) from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit (loss) from continuing operations is the sum of our earnings (loss) from continuing operations before interest expense, income taxes (benefit) and discounts on sales of accounts receivable. Adjusted operating profit (loss) from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), as determined by GAAP. However, we believe that adjusted operating profit (loss) from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted operating profit (loss) from continuing operations to evaluate our financial performance. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of our operating performance. Adjusted operating profit (loss) from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended November 30,		Three Months Ended
(in thousands)	2017	2016	8/31/2017	5/31/2017	2/28/2017
Earnings (loss) from continuing operations	$38,536	$4,936	$(32,673)	$34,978	$25,310
Interest expense	6,525	13,292	5,939	12,368	12,447
Income taxes (benefit)	11,778	2,100	(10,989)	12,819	8,524
Discounts on sales of accounts receivable	258	227	206	230	200
Adjusted operating profit (loss) from continuing operations	$57,097	$20,555	$(37,517)	$60,395	$46,481

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes (benefit). It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset and goodwill impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered as an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

There were no net earnings attributable to noncontrolling interests during the three months ended November 30, 2017 and 2016.

	Three Months Ended November 30,		Three Months Ended
(in thousands)	2017	2016	8/31/2017	5/31/2017	2/28/2017
Earnings (loss) from continuing operations	$38,536	$4,936	$(32,673)	$34,978	$25,310
Interest expense	6,525	13,292	5,939	12,368	12,447
Income taxes (benefit)	11,778	2,100	(10,989)	12,819	8,524
Depreciation and amortization	31,978	30,282	32,020	32,256	30,496
Impairment charges	1,480	388	7,615	70	91
Adjusted EBITDA from continuing operations	$90,297	$50,998	$1,912	$92,491	$76,868
Media Contact:
Geralyn Debusk 972-458-8000
gdebusk@HalliburtonIR.com